Exhibit 99.1

Ceridian to Participate in an Investor Group Meeting Hosted by Baird

Toronto, ON, September 22, 2021 – Ceridian HCM Holding Inc. (“Ceridian”) (NYSE:CDAY) (TSX:CDAY), a global leader in human capital management (HCM) technology, today announced that David Ossip, Chair and Chief Executive Officer, alongside Ceridian management will participate in an investor group meeting event hosted by Baird on Thursday, September 23, 2021 at 1:00 p.m. Eastern Time. The purpose of the event will be to discuss Ceridian’s selection by the Government of Canada to deliver the design and experimentation phase of the Next Generation Human Resources and Pay pilot.

The live Zoom Video Webinar of the event can be accessed through a direct registration link at https://ceridian.zoom.us/webinar/register/WN_JQZKnGZOQd2jMXNgBah-xg. Alternatively, the event can be accessed from the Events & Presentations page on Ceridian’s Investor Relations website at https://investors.ceridian.com. A replay of the investor group meeting will be available after the conclusion of the live event on Ceridian’s Investor Relations website.

About Ceridian

Ceridian. Makes Work Life Better™.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes. Visit Ceridian.com or follow us @Ceridian.

Source: Ceridian HCM Holding Inc.

For more information, contact:

Erik Zimmer

EVP Corporate Development, Head of M&A and Investor Relations

1-844-829-9499

investors@ceridian.com